UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Kronos Bio, Inc.

(Name of Subject Company)

Kronos Bio, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $ 0.001 PER SHARE

(Title of Class of Securities)

62857M105

(CUSIP Number of Class of Securities)

Deborah Knobelman

301 Binney Street, 2nd Floor East

Cambridge, MA 02142

(650) 781-5200

With copies to:

Michael R. Patrone, Esq.

Amanada J. Gill, Esq.

Goodwin Procter LLP

New York Times Bldg

620 8th Ave

New York, NY 10018

(212) 813-8800

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Kronos Bio, Inc. on May 1, 2025 (including all exhibits attached thereto) is incorporated herein by reference.